Exhibit 6.6

September 12, 2016

Cherry, Inc.

Two Galleria Tower

13455 Noel Road, Suite 100

Dallas, TX 75240

Re:     Release and Waiver of Compensation Claims

Gentlemen:

Reference is hereby made to that certain Merger Agreement by and among the Institute for Wealth Management Holdings, Inc., Cherry, Inc. (the “Company”), and Cherry Acquisition, Inc. (the “Merger Agreement”); capitalized terms used but not defined herein are used as defined in the Merger Agreement. D.M. Rusty Moore (the “Employer”) is the President of the Company.

The Company currently recognizes an accrued liability for compensation due to the Employee (the “Accrued Compensation”).

Each of the parties to the Merger Agreement agree that it is their respective best interests for Employee to release and waive all claims to a portion of the Accrued Compensation, in the amount of $300,000 (the “Liability”), and execute the release and waiver forth herein (this “Release and Waiver”) inasmuch that all parties will derive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement. The parties further agree that the Accrued Compensation, less the amount of the Liability herein waived by this Release and Waiver, will remain as a liability for the Company, and subsequent to the Merger Agreement, will be a liability of the Merger Survivor.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce Purchaser to consummate the Acquisition, the undersigned and respective Affiliates thereof, agree as follows:

1. The undersigned hereby represents and warrants that: (a) the undersigned has full power, authority and legal capacity to execute and deliver this Release and Waiver and to consummate the transactions contemplated hereby, (b) this Release and Waiver has been duly executed and delivered and constitutes a legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

2. The undersigned, on behalf of the undersigned and the undersigned’s Affiliates, heirs and other assigns and successors, including, without limitation, in such capacities as a stockholder, director, officer, employee or agent of the Company, unconditionally and irrevocably releases and discharges the Company and each of its respective successors and assigns from, and hereby waives, any and all losses, claims, rights and causes of action relating to the Liability. If the undersigned is a natural person, unless the signature of the undersigned’s spouse appears below, such undersigned person represents and warrants that such undersigned person is not married or that such undersigned person’s primary residence is in a state that is not a community property state or that such spouse has no actual, community, equitable or beneficial interest in the rights and interests of such undersigned person that are the subject matter hereof.

3. No amendment, modification or waiver of any of the provisions of this Release and Waiver shall be effective against the Company unless such modification, amendment or waiver is approved in writing by the Company and such undersigned and, if amended, modified or waived prior to the execution of the Merger Agreement.

4. This Release and Waiver shall be governed by and construed in accordance with the internal Laws of the state of Texas, without giving effect to the principles of conflicts of Laws thereof.

5. This Release and Waiver may be executed in multiple counterparts (including by facsimile and portable document format (PDF)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

6. The undersigned shall, upon reasonably request, and at the cost of the Company, execute and deliver such documents and take such action reasonably deemed by the Company to be necessary or desirable to effectuate the purposes and objectives of this Release and Waiver.

7. The transactions contemplated by this Release and Waiver shall be deemed to occur simultaneously with the execution of the Merger Agreement.

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IN WITNESS WEHREOF, the undersigned have caused this Waiver and Release to be duly executed and delivered as of the date first written above.

EMPLOYEE:

/s/ D. M. Rusty Moore
D. M. Rusty Moore

AGREED AND ACKNOWLEDGED:

CHERRY, INC.

By:	/s/ D. M. Rusty Moore
D. M. Rusty Moore

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